EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our firm’s audit report dated 18 December 2009 relating to the financial statements of Timberjack Sporting Supplies, Inc. for the years ended September 30, 2009 and 2008 and for the period September 8, 2005 (date of inception) through September 30, 2009.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
18 December 2009